Filed pursuant to Rule 424(b)(3)

Registration No. 333-265340

9,362,453 Shares of Common Stock

Good Gaming, Inc.

This Registration Statement Supplement No. 1 dated July 7, 2022 amends and supplements the Registration Statement on Form S-8 dated June 1, 2022 (the “Registration Statement”) of Good Gaming, Inc. relating to the offer and sale from time to time by certain selling securityholders of up to 9,362,453 shares of common stock of Good Gaming, Inc. (the “Common Stock”) pursuant to the Company’s 2022 Equity Incentive Plan.

This Registration Statement Supplement should be read in conjunction with, and may not be delivered or utilized without, the Registration Statement. This Registration Statement Supplement is qualified by reference to the Registration Statement, except to the extent that the information in this Registration Statement Supplement supersedes the information contained in the Prospectus.

Investing in our Common Stock involves certain risks. See “Risk Factors” beginning on page 3 of the Registration Statement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this Registration Statement. Any representation to the contrary is a criminal offense.

The purpose of this Registration Statement Supplement is to amend the Selling Securityholders table in order to correctly reflect the names of certain selling securityholders as set forth in the books and records of the Company. Accordingly, this Supplement No. 1 amends the Selling Securityholders table beginning on page 4 in the Registration statement by updating legal names for certain securityholders and updating the number of shares beneficially owned prior to and after the offering. All other information in the Prospectus shall remain unchanged.

	Number of Shares Beneficially Owned Prior to Offering (1)		Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering (2)
Securityholders	Number	Percent (%)	Number	Number	Percent (%)
David Britton Dorwart	5,943,958	5.74%	4,943,985	1,000,000	* %
Domenic Edward Fontana	1,562,720	*%	1,062,720	500,000	* %
Jordan Axt	1,563,015	*%	1,062,720	500,295	* %
John Daniel Hilzendager	1,562,720	*%	1,062,720	500,000	* %
Marjorie Ann Greenhalgh	818,690	*%	618,690	200,000	* %
Samuel Joseph Schwieters	144,003	*%	119,003	25,000	* %
Eric Christopher Brown	1,239,115	*%	492,615	746,500	* %
Kevin Richard LaPierre	2,287,185	*%	2,287,185	0	* %
Brian Scott Young	2,287,185	*%	2,287,185	0	* %
Brandon Allan Young	2,287,185	*%	2,287,185	0	*
Byron Todd Young	2,287,185	*%	2,287,185	0	*
Suleman S. Bhmani	2,287,185	*%	2,287,185	0	*
David Mitchell Sterling	793,658	*%	793,658	0	*
Douglas Adam Walthen	793,658	*%	793,658	0	*
Stephen Reed Alexander	492,615	*%	492,615	0	*
Salman Roshan Khoja	642,615	*%	492,615	150,000	*
Leslie Lynne Marcee	492,615	*%	492,615	0	*
Michael Scott Jeffery, Jr.	620,265	*%	618,690	1,575	*
Francis Lynn Martin	618,690	*%	618,690	0	*
Michael Colby Jones	492,615	*%	492,615	0	*
Paula Kay Sprabary	119,003	*%	119,003	0	*
Kaitlyn Maureen Kazanjian	119,003	*%	119,003	0	*
Lee Andrew Schafer	119,003	*%	119,003	0	*
Chelsea Marie Boylan	119,003	*%	119,003	0	*
Alexandra McBride Dorwart	129,003	*%	119,003	10,000	*
Ariel Relaine Weaver III	119,003	*%	119,003	0	*
Byron Jaron Alston	63,960	*%	63,960	0	*
Connor Henry Gulch	63,960	*%	63,960	0	*
Aaron David Benedict	63,960	*%	63,960	0	*
Vicki McNabb McIntosh	63,960	*%	63,960	0	*

*less than 1%